Exhibit 10.15

CONSULTING AND ADVISORY AGREEMENT

This Agreement is made effective as of July 1, 2015, by and between CYNAPSUS Therapeutics Inc., a Canadian corporation with offices at 828 Richmond Street West, Toronto, Ontario, Canada M6J 1C9 (“CYNAPSUS”) and Hutchinson and Associates (“Consultant”) an Independent Consultant located at 399 Pineville Road, Newtown, PA 18940.

WHEREAS CYNAPSUS agrees to hire Consultant to provide a variety of consulting services related to Parkinson’s disease, the Consultant agrees to render such services to CYNAPSUS, subject to the terms and conditions contained herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Engagement for Services. CYNAPSUS hereby agrees to hire Consultant to perform, and Consultant hereby agrees to perform, services as may be requested by CYNAPSUS from time to time (hereinafter “Consulting Services”) during the Consulting Period (as hereinafter defined). All such Consulting Services shall be performed at times mutually agreed to by CYNAPSUS and Consultant. Consulting services may include, but shall not be limited to, advice and work related to developing a commercial strategy and high level commercial plan, including:
•	Product Strategy and Lifecycle
•	Agency Fees, Branding and Promotional Materials
•	Peer to Peer Programs
•	Payer Access
•	Trade and Patient Services
•	Sales Strategy, Launch Readiness and Conferences
•	Data Warehousing, Integration and Reporting

2.	Consulting Period. The Consulting Period shall commence on the date of this Agreement and will continue for a period of six (6) months or the date this Agreement is terminated in accordance with Section 4 of this Agreement. As used in this Agreement, the term “Consulting Period” means such period. This Agreement may be extended for one or more additional periods of any duration by mutual written agreement.

3.	Consideration. CYNAPSUS shall pay Consultant for Consulting Services rendered at a rate equal to USD $250 per hour, unless otherwise agreed to in writing. This includes a face to face encounters, and regular interactions via phone, mail, and email in support of the services set forth in this proposal. The fee does not include travel expenses for meetings which will be paid by CYNAPSUS subject to prior approval. Billing will be provided monthly and is payable net 15 days.

4.	Termination.

Neither party may terminate this Agreement during the Consulting Period save and except as follows:

a)	Either Party shall have the right to terminate this Agreement if:

i.	The other party breaches a term of this Agreement and such breach is not cured within 30 days after the date of written notice;

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ii.	The other party files an assignment in bankruptcy or a proposal under the Bankruptcy and Insolvency Act (Canada) or if a petition in bankruptcy is filed or presented against the other party under the Bankruptcy and Insolvency Act (Canada) or comparable legislation and such petition is not discharged within 90 days; or

iii.	A receiver is appointed for all or substantially all of the assets or property of the other party and such appointment is not contested and the receiver discharged within 30 days.

b)	CYNAPSUS shall have the right to terminate this Agreement at any time if the Consultant is convicted of theft, fraud, dishonesty or any other offence under any federal or provincial legislation which in the opinion of the directors of CYNAPSUS, acting reasonably, will or is likely to bring CYNAPSUS or its products or business into dispute.

c)	Upon termination of this Agreement, the Consultant shall be entitled to full payment for performance of Consulting Services prior to the date of termination and reimbursement of expenses incurred by Consultant in accordance with Section 3 prior to the date of such termination (if appropriate). In the event this Agreement is terminated for any reason during the first six months, then CYNAPSUS shall pay to the Consultant the balance of any fee that would otherwise have been paid to the Consultant during such period.

d)	Upon expiry or the earlier termination of this Agreement, the Consultant shall immediately forward to CYNAPSUS all materials, documents, data, information (including, but not limited to, Confidential Information (as this term is defined below in Section 7) and Intellectual Property (as this term is defined in Section 6 below)) and any other tangible asset provided to Consultant, or generated by Consultant, pursuant to the provision of the Consulting Services as contemplated by this Agreement.

5.	Independent Contractor Relationship. Consultant and CYNAPSUS agree that Consultant shall be an independent contractor of CYNAPSUS. This Agreement will not create a partnership, joint venture or employment relationship between CYNAPSUS and Consultant. Nothing contained in this Agreement shall constitute either party as the agent or legal representative of the other for any purpose. No provision of this Agreement grants either party any express or implied right of authority to assume or create any obligation or responsibility on behalf of, or in the name of the other party, or to bind the other party in any manner or thing whatsoever. Consultant also acknowledges that he has received good and valuable consideration for executing this Agreement.

6.	Intellectual Property Rights. Consultant recognizes that he may, solely or jointly with others, discover, conceive, make, perfect or develop inventions (whether patentable or not), discoveries, computer software and code, information, documentation, ideas, techniques, know how, data, technical or otherwise, copyrighted works or other materials for and on behalf of CYNAPSUS pursuant to this Agreement (hereinafter "Intellectual Property"). Consultant agrees that any and all Intellectual Property (and all rights therein) are the sole and exclusive property of CYNAPSUS and shall vest in CYNAPSUS immediately on creation. To the extent that any such Intellectual Property (and rights therein) have not or do not automatically vest in CYNAPSUS, Consultant hereby assigns and conveys all such Intellectual Property (and rights therein) to CYNAPSUS. Consultant agrees that any Intellectual Property in the form of works of authorship developed by Consultant in the performance of the Consulting Services shall be deemed works made for hire.

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Consultant agrees to waive and hereby waives, unconditionally and irrevocably, any and all of Consultant's moral rights and rights of a similar nature which Consultant now or in the future may have in respect of Intellectual Property in which copyright may subsist in each jurisdiction throughout the world, to the extent that such rights may be waived in each respective jurisdiction. All works created, in whole or in part, by Consultant may be maintained, changed, modified, and/or adapted by CYNAPSUS without the consent of the Consultant.

Nothing contained in this Agreement shall be construed, by implication or otherwise, as (i) a grant of a license from CYNAPSUS to Consultant to use the Intellectual Property other than for the purposes contemplated by this Agreement, or (ii) an obligation to enter into any further negotiation or any other agreement relating to the Intellectual Property.

7.	Confidentiality. Consultant agrees not, during or after the Consulting Period, either directly or indirectly, in any manner whatsoever, to utilize on Consultant’s behalf or on behalf of any other person, or to divulge to the public or any other person, any CYNAPSUS Confidential Information. “Confidential Information” shall mean any and all trade secrets, confidential, private, or secret information of CYNAPSUS or any affiliate of CYNAPSUS regardless of form and whether or not recorded. The term “Confidential Information” includes without limitation the following information of or in the possession of CYNAPSUS or any affiliate of CYNAPSUS which shall come or shall have come to Consultant’s knowledge during the course of providing Consulting Services to CYNAPSUS: (i) business, financial, scientific, technical or other information, (ii) compilations of data or business, financial, scientific, technical or other information, (iii) business methods and practices of CYNAPSUS or affiliates of CYNAPSUS, (iv) business, financial, scientific, technical or other information relating to actual or prospective services, products, activities, know-how, research and development, or commercial relationships of CYNAPSUS or any affiliate of CYNAPSUS, (v) business, financial, scientific, technical or other information, data and Computer Software of third persons or parties to whom CYNAPSUS or any affiliate of CYNAPSUS owes a duty of confidence, (vi) business, financial, scientific, technical or other information and data of third persons or parties to whom Consultant is providing services on behalf of CYNAPSUS, and (vii) such information as CYNAPSUS or any affiliate of CYNAPSUS may from time to time designate as being included in the expression “Confidential Information”. Notwithstanding, “Confidential Information” does not include information that is in the public domain or information that falls into the public domain, unless such information falls into the public domain by disclosure or other acts of Consultant or through the fault of the Consultant.

Nothing contained in this Agreement shall be construed, by implication or otherwise, as (i) a grant of a license from CYNAPSUS to Consultant to use the Confidential Information other than for the purposes contemplated by this Agreement, or (ii) an obligation to enter into any further negotiation or any other agreement relating to the Confidential Information.

8.	Further Representations & Covenants of Consultant. Consultant covenants that all Consulting Services rendered pursuant to this Agreement will be performed with reasonable skill, care and diligence and in a good and workmanlike manner. Consultant represents and further covenants that in the performance of the Consulting Services she will not knowingly violate any law, statute, or regulation of any provincial, state, federal or municipal government, or any term, condition or obligation of any preexisting (or future) third party employment, contractual or other legal relationship. Consultant further covenants not to use, employ, or disclose to CYNAPSUS any confidential, secret, or private information of any third person or party, including any information of Consultant’s former employer(s), client(s) or customer(s), which Consultant is under a duty to not use, employ or disclose.

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9.	Further Assurances of Consultant. Consultant shall from time to time execute and deliver all such further documents and instruments (including instruments of Intellectual Property conveyance and waivers of moral rights) and do all acts and things as CYNAPSUS may, at any time, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement (at CYNAPSUS’s expense). Without limiting the generality of the foregoing, Consultant agrees to assist CYNAPSUS to obtain and enforce its rights in the Intellectual Property created pursuant to the provision of the Consulting Services as contemplated by this Agreement. To that end, Consultant will execute all documents for use in applying for and obtaining or perfecting rights and/or title in Intellectual Property and enforcing CYNAPSUS’s rights therein, as CYNAPSUS may desire, together with any assignments thereof to CYNAPSUS or persons designated by it.

10.	Duty of Care. The Consultant agrees to use its best efforts to perform this Agreement, to act honestly and in good faith and in the best interests of CYNAPSUS, and to exercise the care, diligence and skill of a reasonably informed consultant.

11.	Indemnification. CYNAPSUS agrees to defend, indemnify fully on demand and hold harmless Consultant from, against, for and in respect of any and all claims, damages, losses, costs and expenses (including, without limitation, reasonable attorney's fees) arising out of any and all third party claims, suits, actions, or any proceedings for bodily injury, death or property damage or any other injury or damage or loss of any kind whatsoever, whether direct or indirect, arising out of the design, manufacture, sale or use of any embodiment or manifestation or aspect of the results of the Consulting Services, except to the extent such claim, damage, loss, cost or expense is the result of the Consultant’s negligence or willful misconduct or breach of this Agreement or of any covenant, representation or warrant contained herein.

Consultant shall promptly after receipt of a notice of any claims, demands, suits or other proceedings, of whatever nature giving rise to the right of indemnification, notify CYNAPSUS in writing thereof and shall send to CYNAPSUS a copy of all documents served Consultant.

12.	Warranties. All results and output obtained pursuant to the provision of the Consulting Services by Consultant as contemplated by this Agreement shall be considered to be delivered by Consultant and received by CYNAPSUS "as is." Consultant expressly disclaims, and CYNAPSUS hereby expressly waives, all warranties express or implied pertaining to the merchantability, use and/or fitness for a particular purpose of any results or output obtained pursuant to the provision of the Consulting Services by Consultant as contemplated by this Agreement.

13.	Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled finally and exclusively by arbitration in the Province of Ontario in accordance with the Arbitration Act, 1991 of the Province of Ontario and the laws of the Province of Ontario. Any finding by an arbitrator(s) arising from an arbitration proceeding conducted pursuant to this paragraph shall be final and binding upon the parties. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the relevant Ontario Court.

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14.	Notice. All legal notices, requests, consents and other communications, required or permitted to be given hereunder to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the Canadian mail, postage prepaid, registered or certified, return receipt requested addressed as follows:

If to CYNAPSUS:

CYNAPSUS Therapeutics Inc.
828 Richmond Street West
Toronto, Ontario
CANADA M6J 1C9

Anthony Giovinazzo, President & CEO

Tel: 416-703-2449

If to the Consultant:

Nan Hutchinson

Hutchinson and Associates

399 Pineville Road

Newtown, PA 18940

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the date first written above.

CONSULTANT:	CYNAPSUS THERAPEUTICS INC.

/s/ Nan Hutchinson	Per:	/s/ Anthony Giovinazzo
Nan Hutchinson		Anthony Giovinazzo

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